Exhibit 99.1

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2011 and December 31, 2010

and for the periods ended March 31, 2011 and 2010

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

INDEX

PAGE
Consolidated Balance Sheets – March 31, 2011 and December 31, 2010 (Unaudited)	1

Consolidated Statements of Operations – Three months ended March 31, 2011 and 2010 (Unaudited)	2

Consolidated Statement of Changes in Shareholder’s Equity – Three months ended March 31, 2011 (Unaudited)	3

Consolidated Statements of Cash Flows – Three months ended March 31, 2011 and 2010 (Unaudited)	4

Notes to Consolidated Financial Statements (Unaudited)	5-22

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share and per share amounts)

	March 31, 2011	December 31, 2010
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,114,033 and $3,437,244)	$3,017,614	$3,345,671
Investments pledged as collateral, at fair value (amortized cost $1,854,984 and $1,780,320)	1,869,288	1,803,658
Short-term investments, at fair value (amortized cost $346,666 and $268,744)	347,383	270,677
Other Investments (amortized cost of $2,665 and $2,668)	2,768	2,674

Total investments	5,237,053	5,422,680

Cash and cash equivalents	94,559	9,072
Securities purchased under agreements to resell	1,775,000	1,775,000
Accrued investment income	56,927	60,071
Deferred acquisition costs	581,095	599,862
Premiums receivable	315,401	318,604
Prepaid reinsurance premiums	5	5
Insurance loss recoverable	72,392	70,529
Goodwill	31,371	31,371
Property and equipment at cost (less accumulated depreciation of $3,445 and $2,629)	62,889	62,820
Receivable for investments sold	3,426	342
Other assets	13,433	1,571

Total assets	$8,243,551	$8,351,927

Liabilities and shareholder’s equity
Liabilities:
Unearned premium revenue	$2,828,541	$2,917,745
Loss and loss adjustment expense reserves	196,928	214,653
Securities sold under agreements to repurchase	1,775,000	1,775,000
Current income taxes	25,383	114,077
Deferred income taxes, net	174,800	176,192
Payable for investments purchased	29,131	4,261
Derivative liabilities	10,211	10,252
Other liabilities	40,155	48,303

Total liabilities	5,080,149	5,260,483

Commitments and contingencies (See Note 9)
Shareholder’s equity:
Common stock, par value $30 per share; authorized, issued and outstanding shares -- 500,000 shares	15,000	15,000
Additional paid-in capital	2,366,504	2,366,579
Retained earnings	834,520	752,761
Accumulated other comprehensive income (loss), net of deferred income tax of $28,454 and $23,204	(52,622)	(42,896)

Total shareholder’s equity	3,163,402	3,091,444

Total liabilities and shareholder’s equity	$8,243,551	$8,351,927

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2011	2010
Revenues:
Premiums earned:
Scheduled premiums earned	$76,490	$87,538
Refunding premiums earned	12,486	26,753

Premiums earned (net of ceded premiums of $0 and $1)	88,976	114,291
Net investment income	58,042	61,740
Fees, reimbursements and other	1,610	14,612

Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	122	102
Unrealized (losses) on insured derivatives	(81)	(84)

Net change in fair value of insured derivatives	41	18
Net gains (losses) on financial instruments at fair value and foreign exchange	3,586	2,562
Other net realized gains (losses)	-	(89)

Total revenues	152,255	193,134

Expenses:
Losses and loss adjustment	3,345	25,895
Amortization of deferred acquisition costs	19,482	22,419
Operating	18,502	12,949

Total expenses	41,329	61,262

Income before income taxes	110,926	131,872

Provision for income taxes	29,167	36,772

Net income	$81,759	$95,100

The accompanying notes are an integral part of the financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY (Unaudited)

For The Three Months Ended March 31, 2011

(In thousands except share amounts)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity

	Common Stock
	Shares	Amount

Balance, December 31, 2010	500,000	$15,000	$2,366,579	$752,761	$(42,896)	$3,091,444

Comprehensive income:
Net income	-	-	-	81,759	-	81,759
Other comprehensive loss:
Change in unrealized gains and losses on investments, net of deferred tax $5,250	-	-	-	-	(9,726)	(9,726)

Total comprehensive income						72,033

Share-based compensation net of deferred income taxes of $75	-	-	(75)	-	-	(75)

Balance, March 31, 2011	500,000	$15,000	$2,366,504	$834,520	$(52,622)	$3,163,402

2011

Disclosure of reclassification amount:

Change in unrealized gains and losses on investments arising during the period, net of taxes	$(7,613)
Reclassification adjustment, net of taxes	(2,113)

Change in net unrealized gains and losses and other-than-temporary impairment losses, net of taxes	$(9,726)

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2011	2010

Cash flows from operating activities:
Net income	$81,759	$95,100

Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	816	262
Amortization of bond discounts, net	6,285	5,367
Decrease in accrued investment income	3,144	4,866
Decrease deferred acquisition costs	18,767	19,319
Decrease in unearned premium revenue	(89,204)	(110,382)
Decrease in prepaid reinsurance premiums	-	1
Decrease in premiums receivable	3,203	7,992
(Decrease) increase in loss and loss adjustment expense reserves	(17,725)	35,163
Decrease in payable to affiliates	(21,787)	(26,131)
(Increase) decrease in insurance loss recoverable	(1,863)	14,552
Decrease in accrued expenses	(231)	(3,502)
Net realized gains on financial instruments at fair value and foreign exchange	(3,586)	(2,562)
Other net realized losses	-	89
Unrealized losses on insured derivatives	81	84
(Decrease) increase in current income taxes	(88,769)	33,308
Deferred income tax provision	3,859	3,463
Share-based compensation	-	59
Other operating	1,457	(909)

Total adjustments to net income	(185,553)	(18,961)

Net cash (used) provided by operating activities	(103,794)	76,139

Cash flows from investing activities:
Purchase of fixed-maturity securities	(437,094)	(446,159)
Purchase of real estate from an affiliate under common control	-	(65,000)
Capital expenditures	(457)	(35)
Increase in payable for investments purchased	24,870	11,166
Sale of fixed-maturity securities	554,181	302,303
Increase in receivable for investments sold	(3,084)	(1,391)
Redemption of fixed-maturity securities	-	172
Purchase of short-term investments, net	50,865	98,074

Net cash provided (used) by investing activities	189,281	(100,870)

Net increase (decrease) in cash and cash equivalents	85,487	(24,731)
Cash and cash equivalents - beginning of period	9,072	27,629

Cash and cash equivalents - end of period	$94,559	$2,898

Supplemental cash flow disclosures:
Income taxes (refunded) paid, net	$114,077	$-
Interest paid:
Securities sold under agreements to repurchase	$1,357	$2,556
Other	8	37
Non cash items:
Share-based compensation	$-	$59
Capital expenditure	428	-

The accompanying notes are an integral part of the financial statements.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 1: Business, Developments, Risks and Uncertainties

National Public Finance Guarantee Corporation (“National”) is a wholly-owned subsidiary of MBIA Inc. through an intermediary holding company, National Public Finance Guarantee Holdings, Inc. (“National Holdings”). National Real Estate Holdings of Armonk, LLC is a wholly owned subsidiary of National.

Through its reinsurance of U.S. public finance financial guarantees from MBIA Insurance Corp. (“MBIA Corp.”) and Financial Guaranty Insurance Company, National’s insurance portfolio consists of municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. Municipal bonds and privately issued bonds used for the financing of public purpose projects generally are supported by taxes, assessments, user fees or tariffs related to the use of these projects, by lease payments or by other similar types of revenue streams.

National has not written any meaningful amount of business since 2009. The lack of insurance writings reflects the insurance financial strength credit ratings assigned to National. As of March 31, 2011, National was rated BBB with a developing outlook by Standard & Poor’s Financial Services LLC (“S&P”) and Baa1 with a developing outlook by Moody’s Investors Service, Inc. (“Moody’s”). Litigation over the New York State Insurance Department’s (“NYSID’s”) approval of National’s creation or additional hurdles to achieving high stable ratings may impede National’s ability to write new municipal bond insurance for some time, reducing its long term ability to generate capital from operations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by National’s insurance regulators in its operations.

Recently, many state and local governments that issue some of the obligations National insures have reported unprecedented budget shortfalls, which could lead to claims on insurance policies issued by National. Although National’s insurance loss reserves are considered reasonable estimates of losses incurred to date, there is a possibility that such losses could increase significantly as a result of unexpected future defaults on insured bonds.

Liquidity

Liquidity risk arises in National’s operations when claims on insured exposures result in payment obligations, when operating cash inflows fall due to depressed new business writings, when investment income declines, when unanticipated expenses arise, or when invested assets experience credit defaults or significant declines in fair value. National also provides liquid assets to MBIA Inc.’s asset/liability products segment through matched repurchase and reverse repurchase agreements to support its business operations and liquidity position. National believes it has sufficient liquidity to meet these needs at least through the next twelve months.

Note 2: Significant Accounting Policies

National has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying consolidated financial statements are unaudited and include the accounts of National and its wholly-owned subsidiary. The accompanying unaudited interim consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with National’s consolidated financial statements and notes thereto included in MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States), but in the opinion of management such consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of National’s consolidated financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

The results of operations for the three months ended March 31, 2011 may not be indicative of the results that may be expected for the year ending December 31, 2011. The December 31, 2010 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation. This includes the reclassification of gains and losses from sales of investment securities to “Net gains (losses) on financial instruments at fair value and foreign exchange” from the previously reported line “Net realized gains (losses)” on National’s consolidated statements of operations. Such reclassification of gains and losses from sales of investment securities had no impact on total revenues, expenses, assets, liabilities, or shareholders’ equity for all periods presented.

In addition, National evaluated all events subsequent to March 31, 2011 through May 10, 2011, the date of issuance of the consolidated financial statements, for inclusion in National’s consolidated financial statements and/or accompanying notes.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Improving Disclosures about Fair Value Measurements (Accounting Standards Update 2010-06)

In January 2010, the Financial Accounting Standards Board (“FASB”) issued accounting standards update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements,” to require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The standard also clarifies existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. National adopted this standard as of January 1, 2010 except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which was adopted in the first quarter 2011. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect National’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 5: Fair Value of Financial Instruments” for these disclosures.

Refer to the notes to Consolidated Financial Statements of National included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for further information regarding the effects of recently adopted accounting standards on prior year financials.

Recent Accounting Developments

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. The new guidance is effective for National beginning January 1, 2012 with early adoption as of January 1, 2011 permitted. National did not early adopt the guidance as of January 1, 2011. The adoption of this standard will not have a material effect on National’s consolidated balance sheet, results of operations, or cash flows.

Note 4: Loss and Loss Adjustment Expense Reserves

For the three months ended March 31, 2011, National incurred $3 million of losses and loss adjustment expenses (“LAE”) principally related to a housing transaction and a not-for-profit transaction. Total paid losses, net of reinsurance and collections, for the three months ended March 31, 2011 of $23 million primarily related to a previously reserved not-for-profit transaction and a gaming revenue credit for which National expects to be fully reimbursed. Total expected insurance loss recoveries on paid losses for the three months ended March 31, 2011 increased by $2 million and primarily related to a gaming revenue credit.

National’s Portfolio Surveillance Division (“PSD”) monitors National’s outstanding insured obligations with the objective of minimizing losses. PSD meets this objective by identifying issuers that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by National. In such cases, PSD works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. PSD works closely with National’s Risk Management function and the applicable business unit to analyze insured obligation performance and credit risk parameters, both before and after an obligation is insured.

Once an obligation is insured, National typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset-related information, including audited financial statements, to PSD for review. PSD also monitors publicly available information related to insured obligations. Potential problems uncovered through this review such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems or other events that could have an adverse impact on the

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. PSD also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List-Low,” “Caution List-Medium,” “Caution List-High,” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. PSD monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

National does not establish any case basis reserves for insured obligations that are assigned to “Caution List-Low,” “Caution List-Medium,” or “Caution List-High.” In the event National expects to pay a claim with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List – Low” —Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. PSD subjects issuers in this category to heightened scrutiny.

“Caution List – Medium” —Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List – Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by PSD but generally take remedial action on their own.

“Caution List – High” —Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category have breached one or more covenants or triggers and have not taken conclusive remedial action. For these issuers PSD adopts a remediation plan and takes more proactive remedial actions.

“Classified List” —Includes all insured obligations where National has paid a claim or where a claim payment is expected. It also includes insured obligations where a significant LAE payment has been made, or is expected to be made, to mitigate a claim payment. This may include property improvements, bond purchases and commutation payments. Generally, PSD is actively remediating these credits where possible, including restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of March 31, 2011:

	Surveillance Categories

$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	14	15	8	39	76
Number of issues(1)	8	7	5	15	35
Remaining weighted average contract period (in years)	14.7	9.3	14.5	12.6	12.7
Gross insured contractual payments outstanding (2):
Principal	$588	$367	$44	$984	$1,983
Interest	1,138	183	41	1,066	2,428

Total	$1,726	$550	$85	$2,050	$4,411

Gross claim liability	$-	$-	$-	$533	$533
Less:
Gross potential recoveries	-	-	-	405	405
Discount, net	-	-	-	4	4

Net claim liability (recoverable)	$-	$-	$-	$124	$124

Unearned premium revenue	$13	$8	$2	$22	$45

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2010:

	Surveillance Categories

$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	159	19	5	39	222
Number of issues(1)	11	8	5	15	39
Remaining weighted average contract period (in years)	14.7	9.5	14.7	13.0	13.3
Gross insured contractual payments outstanding (2):
Principal	$1,188	$371	$46	$1,106	$2,711
Interest	1,808	195	38	1,128	3,169

Total	$2,996	$566	$84	$2,234	$5,880

Gross claim liability	$-	$-	$-	$933	$933
Less:
Gross potential recoveries	-	-	-	783	783
Discount, net	-	-	-	6	6

Net claim liability (recoverable)	$-	$-	$-	$144	$144

Unearned premium revenue	$18	$8	$2	$24	$52

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents the components of National’s insurance loss and LAE reserves and recoverables for insured obligations as reported on National’s consolidated balance sheets as of March 31, 2011 and December 31, 2010. The loss reserves (claim liability) and insurance loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

In millions	As of March 31, 2011	As of December 31, 2010
Loss reserves (claim liability)	$192	$209
LAE reserves	5	6

Loss and LAE reserves	$197	$215

Insurance claim loss recoverable	$(72)	$(71)
LAE insurance loss recoverable	(0)	-

Insurance loss recoverable	$(72)	$(71)

The following table presents changes in National’s loss and LAE reserves as of March 31, 2011. Changes in the loss and LAE reserves attributable to the accretion of the discount on the loss reserves, changes in discount rates, changes in assumptions and changes in the timing and amounts of estimated payments and recoveries and changes in LAE are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations. LAE reserves are expected to be settled within a one-year period and are not discounted. The weighted average risk-free rate used to discount the claim liability was 2.90% as of March 31, 2011.

In millions

Gross Loss and LAE Reserve as of December 31, 2010	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of March 31, 2011
$215	$(19)	$1	$1	$-	$(1)	$(1)	$2	$(1)	$197

The following table presents changes in National’s insurance loss recoverable as of March 31, 2011. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections and changes in LAE are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations.

In millions

Insurance Loss Recoverable as of December 31, 2010	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Assumptions	Change in LAE Recoverable	Insurance Loss Recoverable as of March 31, 2011
$71	$-	$-	$-	$-	$1	$-	$72

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, National seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of a National insured obligation may, with the consent of National, restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with National insuring the restructured obligation.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

Costs associated with remediating insured obligations assigned to National’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is recorded as part of National’s provision for its loss reserves and included in “Losses and loss adjustment” expense on National’s consolidated statements of operations. The following table provides information about the expenses (gross and net of reinsurance) related to remedial actions for insured obligations included in National’s surveillance categories:

	Three Month Ended March 31,
In millions	2011	2010
Loss adjustment expense incurred, gross	$0	$11
Loss adjustment expense incurred, net	$0	$11

Note 5: Fair Value of Financial Instruments

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on National’s consolidated balance sheets as of March 31, 2011 and December 31, 2010:

	As of March 31, 2011		As of December 31, 2010
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Fixed-maturity securities (including short-term investments) held as available-for-sale, and investments pledged as collateral	$5,234	$5,234	$5,420	$5,420
Other investments	3	3	3	3
Cash and cash equivalents	95	95	9	9
Securities purchased under agreements to resell	1,775	1,995	1,775	1,955
Receivable for investments sold	3	3	-	-
Liabilities:
Securities sold under agreements to repurchase	1,775	1,869	1,775	1,804
Payable for investments purchased	29	29	4	4
Derivative liabilities	10	10	10	10
Financial Guarantees:
Gross	3,025	2,465	3,132	2,479
Ceded	-	78	0	18

Valuation Techniques

Valuation techniques for financial instruments measured at fair value and included in the preceding table are described below. National’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale and Investments Pledged as Collateral

U.S. Treasury and government agency - U.S. Treasury securities are valued based on quoted market prices in active markets. The fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

Foreign governments - Foreign government obligations are generally valued based on quoted market prices in active markets and are categorized in Level 1 of the fair value hierarchy. When quoted market prices are not available, fair value is determined using a

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 5: Fair Value of Financial Instruments (continued)

valuation model based on observable inputs including interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. These financial instruments are generally categorized in Level 2 of the fair value hierarchy. Bonds that contain significant inputs that are not observable are categorized as Level 3.

Corporate obligations—Corporate obligations are valued using recently executed transaction prices or quoted market prices where observable. When observable price quotations are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, bond or single name credit default swap (“CDS”) spreads for similar instruments and diversity scores. Corporate obligations are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable. Corporate obligations are classified as Level 1 of the fair value hierarchy when quoted market prices in an active market for identical financial instruments are available.

Mortgage-backed securities and asset-backed securities—Mortgage-backed securities (“MBS”) and Asset-backed Securities (“ABS”) are valued using recently executed transaction prices. When position-specific quoted prices are not available, the MBS and ABS are valued based on quoted prices for similar securities. If quoted prices are not available, MBS and ABS are valued using a valuation model based on observable inputs, including interest rate yield curves, spreads, prepayments and volatilities, and categorized in Level 2 of the fair value hierarchy. MBS and ABS are categorized in Level 3 of the fair value hierarchy when significant inputs are unobservable.

State and municipal bonds—State and municipal bonds are valued using recently executed transaction prices, quoted market prices or valuation models based on observable inputs including interest rate yield curves, bond or CDS spreads and volatility. State and municipal bonds are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable.

Money market securities—The fair value of money market securities is based on quoted prices in an active market. These money market securities are categorized in Level 1 of the fair value hierarchy.

Other Investments—Other investments include National’s interest in perpetual securities. Fair values of other investments are determined by using quoted market prices of similar investments. Other investments are categorized in Level 2 of the fair value hierarchy.

Cash and Cash Equivalents, Receivable for Investments Sold and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximates fair values due to the short maturities of these instruments.

Securities Purchased Under Agreements to Resell

The fair values of securities purchased under agreements to resell are determined based on the underlying securities posted as collateral for the resell agreements.

Securities Sold Under Agreements to Repurchase

The fair values of securities sold under agreements to repurchase are determined based on the underlying securities posted as collateral for the repurchase agreements.

Derivative Liabilities

Derivative liabilities are valued using market-based inputs, including interest rate yield curves, foreign exchange rates, and credit spreads. Derivative liabilities are classified as Level 2 within the fair value hierarchy.

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, (iii) the cost of capital reserves required to support the financial guarantee liability and (iv) discount rates. The Assured Guaranty Corporation CDS spread and recovery rates are used as the discount rate for National and incorporate the nonperformance risk of National. Fair value of the gross financial guarantees does not consider future installment premium receipts or returns on invested upfront premiums as inputs.

The carrying value of National’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves as reported on National’s consolidated balance sheets.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 5: Fair Value of Financial Instruments (continued)

Ceded Financial Guarantees—The fair value of its ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantees consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on National’s consolidated balance sheets.

Fair Value Measurements

The following fair value hierarchy tables present information about National’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of March 31, 2011 and December 31, 2010:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of March 31, 2011
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$254	$50	$-	$304
Foreign governments	-	1	-	1
Corporate obligations	-	251	-	251
Mortgage-backed securities:
Residential mortgage-backed agency	-	1,357	-	1,357
Residential mortgage-backed non-agency	-	29	5	34
Commercial mortgage-backed	-	9	8	17
Asset-backed securities:
Collateralized debt obligations	-	2	-	2
Other asset-backed	-	38	3	41
State and municipal bonds	-	428	-	428

Total taxable bonds	254	2,165	16	2,435
Tax-exempt bonds:
State and municipal bonds	-	2,535	33	2,568

Total fixed-maturity investments	254	4,700	49	5,003
Other Investments:
Money market securities	231	-	-	231
Perpetual preferred securities	-	3	-	3

Total assets	$485	$4,703	$49	$5,237

Liabilities:
Derivative liabilities:
Insured credit derivatives	$-	$10	$-	$10

Total liabilities	$-	$10	$-	$10

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 5: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$199	$48	$-	$247
Foreign governments	-	1	-	1
Corporate obligations	-	402	-	402
Mortgage-backed securities:
Residential mortgage-backed agency	-	1,407	-	1,407
Residential mortgage-backed non-agency	-	33	-	33
Commercial mortgage-backed	-	4	-	4
Asset-backed securities:
Collateralized debt obligations	-	-	1	1
Other asset-backed	-	35	7	42
State and municipal bonds	-	410	-	410

Total taxable bonds	199	2,340	8	2,547
Tax-exempt bonds:
State and municipal bonds	-	2,742	35	2,777

Total fixed-maturity investments	199	5,082	43	5,324
Other Investments:
Money market securities	96	-	-	96
Perpetual preferred securities	-	3	-	3

Total assets	$295	$5,085	$43	$5,423

Liabilities:
Derivative liabilities	$-	$10	$-	$10

Total liabilities	$-	$10	$-	$10

There were no transfers in or out of Level 1 during the three months ended March 31, 2011 and 2010. All fair value hierarchy designations are made at the end of each accounting period.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 5: Fair Value of Financial Instruments (continued)

Level 3 Analysis

Level 3 assets were $49 million and $43 million as of March 31, 2011 and December 31, 2010, respectively and represented 0.9% and 0.8% of total assets measured at fair value, respectively. The following table presents information about changes in Level 3 assets (including short-term investments) measured at fair value on a recurring basis for the three months ended March 31, 2011:

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2011

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2011
Assets:
Residential mortgage-backed agency	$-	$-	$-	$-	$-	$1	$-	$-	$(1)	$-	$-	$-	$-
Residential mortgage-backed non-agency	-	-	-	-	-	2	-	-	-	3	-	5	-
Commercial mortgage-backed	-	-	-	-	-	8	-	-	-	-	-	8	-
Collateralized debt obligations	1	-	-	-	-						(1)	-	-
Other asset-backed	7	-	-	-	-	1	-	(1)	-	-	(4)	3	-
State and municipal tax-exempt bonds	35	-	-	-	-	-	-	(2)	-	-	-	33	-

Total assets	$43	$-	$-	$-	$-	$12	$-	$(3)	$(1)	$3	$(5)	$49	$-

(1)-Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $3 million and $5 million, respectively, for the three months ended March 31, 2011. Transfers into and out of Level 2 were $5 million and $3 million, respectively, for the three months ended March 31, 2011. Transfers into Level 3 were principally for residential mortgage-backed non-agency where inputs, which are significant to their valuation, became unobservable during the period. These inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. Transfers out of Level 3 were for other asset-backed and collateralized debt obligations.

There were no changes in Level 3 liabilities measured at fair value on a recurring basis for the three-month ended March 31, 2011 and 2010. There were also no changes in Level 3 assets measured at fair value on a recurring basis for the three month ended March 31, 2010.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 6: Investments

National’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments of diversified maturities. Other investments comprise money market securities and perpetual preferred securities that bear interest. The following tables present the amortized cost and fair value of fixed-maturity investments and other investments designated as available-for-sale included in the consolidated investment portfolio of National as of March 31, 2011 and December 31, 2010:

	March 31, 2011
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$302	$2	$-	$304
Foreign governments	1	-	-	1
Corporate obligations	248	8	(5)	251
Mortgage-backed securities:
Residential mortgage-backed agency	1,336	36	(15)	1,357
Residential mortgage-backed non-agency	34	-	-	34
Commercial mortgage-backed	17	-	-	17
Asset-backed securities:
Collateralized debt obligations	2	-	-	2
Other asset-backed	42	-	(1)	41
State and municipal bonds	444	2	(18)	428

Total taxable bonds	2,426	48	(39)	2,435
Tax-exempt bonds:
State and municipal bonds	2,658	13	(103)	2,568

Total tax-exempt bonds	2,658	13	(103)	2,568

Total fixed-maturity investments	5,084	61	(142)	5,003
Other investments:
Perpetual preferred securities	3	-	-	3
Money market securities	231	-	-	231

Total other investments	234	-	-	234

Total available-for-sale investments	$5,318	$61	$(142)	$5,237

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 6: Investments (continued)

	December 31, 2010

In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$245	$3	$(1)	$247
Foreign governments	1	-	-	1
Corporate obligations	390	15	(3)	402
Mortgage-backed securities:
Residential mortgage-backed agency	1,380	38	(11)	1,407
Residential mortgage-backed non-agency	33	-	-	33
Commercial mortgage-backed	4	-	-	4
Asset-backed securities:
Collateralized debt obligations	1	-	-	1
Other asset-backed	42	-	-	42
State and municipal bonds	430	1	(21)	410

Total taxable bonds	2,526	57	(36)	2,547
Tax-exempt bonds:
State and municipal bonds	2,864	17	(104)	2,777

Total tax-exempt bonds	2,864	17	(104)	2,777

Total fixed-maturity investments	5,390	74	(140)	5,324
Other investments:
Perpetual preferred securities	3	-	-	3
Money market securities	96	-	-	96

Total other investments	99	-	-	99

Total available-for-sale investments	$5,489	$74	$(140)	$5,423

Fixed-maturity investments carried at fair value of $6 million as of March 31, 2011 and December 31, 2010, were on deposit with various regulatory authorities. These deposits are required to comply with state insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of March 31, 2011. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$131	$131
Due after one year through five years	462	476
Due after five years through ten years	304	302
Due after ten years through fifteen years	424	417
Due after fifteen years	2,332	2,226
Mortgage-backed	1,387	1,408
Asset-backed	44	43

Total fixed-maturity investments	$5,084	$5,003

As of March 31, 2011 and December 31, 2010, National had recorded net unrealized losses of $81 million and $66 million, respectively, on available-for-sale fixed-maturity investments, which included $142 million and $140 million, respectively, of gross unrealized losses. The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of March 31, 2011 and December 31, 2010 related to available-for-sale fixed-maturity investments. These tables segregate

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 6: Investments (continued)

investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	March 31, 2011
	Less than 12 Months		12 Months or Longer		Total

In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Taxable bonds:
U.S. Treasury and government agency	$84	$-	$-	$-	$84	$-
Corporate obligations	79	(5)	-	-	79	(5)
Mortgage-backed securities:
Residential mortgage-backed agency	723	(15)	-	-	723	(15)
Residential mortgage-backed non-agency	27	-	-	-	27	-
Commercial mortgage-backed	8	-	-	-	8	-
Asset-backed securities:
Other asset-backed	20	(1)	-	-	20	(1)
State and municipal bonds	279	(17)	21	(1)	300	(18)

Total taxable bonds	1,220	(38)	21	(1)	1,241	(39)
Tax-exempt bonds:
State and municipal bonds	1,923	(82)	175	(21)	2,098	(103)

Total tax-exempt bonds	1,923	(82)	175	(21)	2,098	(103)

Total	$3,143	$(120)	$196	$(22)	$3,339	$(142)

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total

In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Taxable bonds:
U.S. Treasury and government agency	$9	$(1)	$-	$-	$9	$(1)
Foreign governments	1	-	-	-	1	-
Corporate obligations	82	(3)	-	-	82	(3)
Mortgage-backed securities:
Residential mortgage-backed agency	725	(11)	-	-	725	(11)
Residential mortgage-backed non-agency	32	-	-	-	32	-
Commercial mortgage-backed	4	-	-	-	4	-
Asset-backed securities:
Collateralized debt obligations	1	-	-	-	1	-
Other asset-backed	30	-	-	-	30	-
State and municipal bonds	320	(20)	21	(1)	341	(21)

Total taxable bonds	1,204	(35)	21	(1)	1,225	(36)
Tax-exempt bonds:
State and municipal bonds	1,998	(83)	181	(21)	2,179	(104)

Total tax-exempt bonds	1,998	(83)	181	(21)	2,179	(104)

Total	$3,202	$(118)	$202	$(22)	$3,404	$(140)

The weighted average contractual maturity of securities in an unrealized loss position as of March 31, 2011 and December 31, 2010 was 22 years, respectively. As of March 31, 2011, there were 33 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $22 million. Among the 33 securities, the book value of 19 securities exceeded market value by more than 5%. As of December 31, 2010, there were 36 securities that were in an unrealized loss

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 6: Investments (continued)

position for a continuous twelve-month period or longer with aggregate unrealized losses of $22 million. Among the 36 securities, the book value of 18 securities exceeded market value by more than 5%.

National has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolio were other-than-temporary considering the duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether National has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recoveries. Based on its evaluation, National determined that the unrealized losses on these securities were temporary in nature because its impairment analysis, including projected discounted future cash flows, indicated that National would be able to recover the amortized cost of impaired assets. National also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recoveries of their cost bases. In making this conclusion, National examined the cash flow projections for its investment portfolio, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management, or other plans as of March 31, 2011 that would require the sale of impaired securities. On a quarterly basis, National re-evaluates the unrealized losses in its investment portfolio to determine whether an impairment loss should be realized in current earnings based on adverse changes in its expectation of cash flows and changes in its intent to sell securities.

Note 7: Investment Income and Gains and Losses

The following table presents National’s total investment income:

	Three Month Ended March 31,
In millions	2011	2010
Fixed-maturity	$58	$60
Other investments	1	3

Gross investment income	59	63
Investment expenses	1	1

Net investment income	58	62
Fixed-maturity
Gains	10	2
Losses	(6)	-

Net (1)	4	2

Total investment income	$62	$64

(1) - Included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” line item on the consolidated statements of operations of National.

Net realized gains (losses) from fixed-maturity investments are typically generated as a result of the ongoing management of National’s investment portfolio for the three months ended March 31, 2011 and 2010.

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholder’s equity consisted of:

In millions	As of March 31, 2011	As of December 31, 2010
Fixed-maturity:
Gains	$61	$74
Losses	(142)	(140)

Net	(81)	(66)
Deferred income taxes provision (benefit)	(28)	(23)

Unrealized gains (losses), net	$(53)	$(43)

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 7: Investment Income and Gains and Losses (continued)

The change in net unrealized gains (losses), presented in the table above, consisted of:

In millions	As of March 31, 2011	As of December 31, 2010
Fixed-maturity	$(15)	$(81)
Deferred income tax charged (credited)	(5)	(28)

Change in unrealized gains (losses), net	$(10)	$(53)

Note 8: Income Taxes

National’s income taxes and the related effective tax rates for the three months ended March 31, 2011 and 2010 are as follows:

	Three Months Ended March 31,
In millions	2011		2010
Pre-tax income (loss)	$111		$132
Provision (benefit) for income taxes	$29	26.1%	$37	28.0%

National’s effective tax rate is lower than the statutory tax rate of 35% for the three months ended March 31, 2011 and 2010 primarily due to tax-exempt interest income. The decrease in the effective tax rate related to pre-tax income for the three months ended March 31, 2011 compared to the same period ended March 31, 2010 was primarily a result of an increase in the amount of tax-exempt interest income relative to underwriting and other income that is taxed at the statutory rate of 35%.

As of March 31, 2011, National reported a deferred tax liability of $175 million.

As of March 31, 2011, National does not have any uncertain tax positions with respect to the accounting guidance for uncertainty in income taxes. National is a member of MBIA Inc.’s consolidated U.S. tax group and its only tax jurisdiction is the U.S. The Internal Revenue Service is currently examining tax years 2004 through 2009, which is expected to be concluded within the next twelve months.

Note 9: Commitments and Contingencies

In the normal course of operating its business, National may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries (“MBIA”) may be involved in various legal proceedings that directly or indirectly impact National.

MBIA has received subpoenas or informal inquiries from a variety of regulators regarding a variety of subjects. MBIA has cooperated fully with each of these regulators and has or is in the process of satisfying all such requests. MBIA may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

On July 23, 2008, the City of Los Angeles filed a complaint in the Superior Court of the State of California, County of Los Angeles, against a number of financial guarantee insurers, including MBIA. At the same time and subsequently, additional complaints against MBIA and nearly all of the same co-defendants were filed by the City of Stockton, the City of Oakland, the City and County of San Francisco, the County of San Mateo, the County of Alameda, the City of Los Angeles Department of Water and Power, the Sacramento Municipal Utility District, the City of Sacramento, the City of Riverside, the Los Angeles World Airports, the City of Richmond, Redwood City, the East Bay Municipal Utility District, the Sacramento Suburban Water District, the City of San Jose, the County of Tulare, the Regents of the University of California, Contra Costa County, the Redevelopment Agency of the City of Riverside, and the Public Financing Authority of the City of Riverside, The Olympic Club, the Jewish Community Center of San Francisco and the Redevelopment Agency of San Jose. These cases are, or are expected to become, part of a coordination proceeding in Superior Court, San Francisco County, before Judge Richard A. Kramer, referred to as the Ambac Bond Insurance Cases, which names as defendants MBIA, AMBAC Assurance Corp., Syncora Guarantee, Inc. f/k/a XL Capital Assurance Inc., Financial Security Assurance, Inc., Assured Guaranty Corp., Financial Guaranty Insurance Company, and CIFG Assurance North America, Inc., Fitch Inc., Fitch Ratings, Ltd., Fitch Group, Inc., Moody’s Corporation, Moody’s Investors Service, Inc., The McGraw-Hill Companies, Inc., and Standard & Poor’s Financial Services LLC.

The claims as they now stand allege participation by all defendants in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and not-for-profit issuers and thus

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 9: Commitments and Contingencies (continued)

created market demand for bond insurance. Plaintiffs also allege that the individual bond insurers participated in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and each failed adequately to disclose the impact of those transactions on their financial condition. In addition to the statutory antitrust claim, plaintiffs asserts common law theories in breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligent misrepresentation, negligence, and unjust enrichment. The non-municipal plaintiffs also allege a California unfair competition cause of action. Defendants’ demurrers were filed on September 17, 2010 and plaintiffs’ opposition to demurrers were filed on October 22, 2010. On November 30, 2010, prior to the hearing on the demurrers, the credit rating agency defendants removed the seven actions in which they were named to the United States District Court for the Northern District of California. On December 8, 2010, defendant Ambac Assurance Corp. removed the remaining actions. On January 31, 2011, the district court granted plaintiffs motion to remand the cases back to San Francisco Superior Court. A hearing on demurrers and a case management conference is scheduled for July 6, 2011.

On July 23, 2008, the City of Los Angeles filed a separate complaint in the Superior Court, County of Los Angeles, naming as defendants MBIA and other financial institutions, and alleging fraud and violations of California’s antitrust laws through bid-rigging in the sale of guaranteed investment contracts and what plaintiff calls “municipal derivatives” to municipal bond issuers. The case was removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were then, or subsequently, filed by the County of San Diego, the City of Stockton, the County of San Mateo, the County of Contra Costa, Los Angeles World Airports, the Redevelopment Agency of the City of Stockton, the Public Financing Authority of the City of Stockton, the County of Tulare, the Sacramento Suburban Water District, Sacramento Municipal Utility District, the City of Riverside, the Redevelopment Agency of the City of Riverside, the Public Financing Authority of the City of Riverside, Redwood City, the East Bay Municipal Utility District, the Redevelopment Agency of the City and County of San Francisco, the City of Richmond, the City of San Jose, the San Jose Redevelopment Agency, the State of West Virginia, Los Angeles Unified School District and three not-for-profit retirement community operators, Active Retirement Community, Inc. d/b/a Jefferson’s Ferry, Kendal on Hudson, Inc. and Paconic Landing at Southhold Inc. These cases have all been added to the multidistrict litigation. Plaintiffs in all of the cases assert federal and either California or New York state antitrust claims. In February, 2010, MBIA moved to dismiss the then-existing complaints and, on April 28, 2010, Judge Victor Marrero denied the motion. MBIA’s motion for reconsideration was denied on May 3, 2010. MBIA has answered some of the complaints, denying the material allegations, and is preparing to answer the others. MBIA is also preparing to answer amended versions of some of the complaints.

On March 12, 2010, the City of Phoenix, Arizona filed a complaint in the United States District Court for the District of Arizona against MBIA Inc., Ambac Assurance Corp. and Financial Guaranty Insurance Company relating to insurance premiums charged on municipal bonds issued by the City of Phoenix between 2004 and 2007. Plaintiff’s complaint alleges pricing discrimination under Arizona insurance law and unjust enrichment. MBIA Inc. filed its answer on May 28, 2010.

On April 5, 2010, Tri-City Healthcare District, a California public healthcare legislative district, filed a complaint in the Superior Court of California, County of San Francisco, against MBIA Inc., MBIA Corp., National, certain MBIA Inc. employees (collectively for this paragraph, “MBIA”), various financial institutions and law firms. Tri-City subsequently filed three amended complaints. The Third Amendment Complaint, filed on January 26, 2011, purports to state 10 causes of action against MBIA for, among other things, fraud, negligent misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing, and violation of the California False Claims Act arising from Tri-City Healthcare District’s investment in auction rate securities. On February 17, 2011, MBIA filed its demurrer to the Third Amended Complaint. On March 24, 2011, the court sustained MBIA demurrers with respect to seven causes of action, most with leave to amend under certain circumstances, and one with prejudice. Certain MBIA employees named as individual defendants will be dismissed from the case.

On March 11, 2009, a complaint was filed in the United States District Court of the Southern District of New York against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.). The lead plaintiffs, Aurelius Capital Master, Ltd., Aurelius Capital Partners, LP, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. (the “Aurelius Plaintiffs”), purport to be acting as representatives for a class consisting of all holders of securities, instruments, or other obligations for which MBIA Corp., before February 18, 2009, issued financial guarantee insurance other than United States municipal/governmental bond securities. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274 and 276 of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. The Complaint seeks, inter alia, (a) a declaration that the alleged fraudulent conveyances are null and void and set aside, (b) a declaration that National is responsible for the insurance policies issued by MBIA Corp. up to February 17, 2009, and (c) an award of

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 9: Commitments and Contingencies (continued)

damages in an unspecified amount together with costs, expenses and attorneys’ fees in connection with the action. On February 11, 2010, Judge Sullivan entered an order denying MBIA’s motion to dismiss. On January 20, 2011, in light of the Appellate Division of the New York State Supreme Court’s order dismissing the ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. discussed below, Judge Sullivan stayed this action pending plaintiffs’ appeal to the New York State Court of Appeals.

On April 6, 2009, a complaint was filed in the Court of Chancery for the State of Delaware entitled Third Avenue Trust and Third Avenue Variable Series Trust v. MBIA Insurance Corp. and MBIA Insurance Corp. of Illinois, CA 4486-UCL. Plaintiffs allege that they are holders of approximately $400 million of surplus notes issued by MBIA Corp. (for purposes of this section, the “Notes”) in January 2008. The complaint alleges (Count I) that certain of the Transactions breached the terms of the Notes and the Fiscal Agency Agreement dated January 16, 2008 pursuant to which the Notes were issued. The complaint also alleges that certain transfers under the Transactions were fraudulent in that they allegedly left MBIA Corp. with “unreasonably small capital” (Count II), “insolvent” (Count III), and were made with an “actual intent to defraud” (Count IV). The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions (b) declaring that the Transactions constituted a fraudulent conveyance, and (c) damages in an unspecified amount. On October 28, 2009, Vice Chancellor Strine entered an order dismissing the case without prejudice. On December 21, 2009, plaintiffs re-commenced the action in New York State Supreme Court. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned. On March 15, 2011, Justice Sherwood recused himself and the case is now assigned to Justice Barbara Kapnick.

On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and it subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA Inc. and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. On February 17, 2010, the court denied defendants’ motion to dismiss. On January 11, 2011, the Appellate Division of the New York State Supreme Court reversed the lower court’s ruling and dismissed the complaint. On January 20, 2011, plaintiffs appealed to the New York State Court of Appeals and argument has been scheduled for May 31, 2011. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned. On March 15, 2011, Justice Sherwood recused himself and the case is now assigned to Justice Barbara Kapnick. Seven of the original nineteen plaintiffs have dismissed their claims, several of which dismissals were related to the commutation of certain of their MBIA Corp. insured exposures.

On June 15, 2009, the same group of domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law and Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York Insurance State Department, the New York State Insurance Department, MBIA Inc. et al. In its motions to dismiss the three above-referenced plenary actions, MBIA Inc. argued that an Article 78 proceeding is the exclusive forum in which a plaintiff may raise any challenge to the Transformation approved by the Superintendent of the Department of Insurance. The petition seeks a judgment (a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions, (c) declaring that the approval letter does not extinguish plaintiffs’ direct claims against MBIA Inc. and its subsidiaries in the plenary action described above. MBIA and the New York State Insurance Department filed their answering papers to the Article 78 Petition on November 24, 2009 and argued that based on the record and facts, approval of Transformation and its constituent transactions was neither arbitrary nor capricious nor in violation of New York Insurance Law. As described above, seven of the original nineteen plaintiffs have dismissed their claims. Submission of all papers relating to the original petition are scheduled to be completed by October 31, 2011. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned. On March 15, 2011, Justice Sherwood recused himself and the case is now assigned to Justice Barbara Kapnick.

On October 22, 2010, a similar group of domestic and international financial institutions who filed the above described Article 78 proceeding and related plenary action in New York State Supreme Court filed an additional proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled Barclays Bank PLC et. al. v. James Wrynn, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. This petition challenges the New York State Insurance Department’s June 22, 2010 approval of National’s restatement of earned surplus. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 9: Commitments and Contingencies (continued)

assigned to the case to replace Justice Yates, who has resigned. On March 15, 2011, Justice Sherwood recused himself and the case is now assigned to Justice Barbara Kapnick. The proceeding is currently stayed.

MBIA and National are defending against the aforementioned actions and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations and financial condition.

There are no other material lawsuits pending or, to the knowledge of National, threatened, to which National is a party.

Note 10: Subsequent Events

Refer to “Note 9: Commitments and Contingencies” for information about legal proceedings that developed after March 31, 2011.